Exhibit 99.1

Contact:	Irene Broussard Director, Investor Relations CKE Restaurants, Inc. 805-745-7750

CKE RESTAURANTS, INC. REPORTS SAME-STORE SALES INCREASES AT
CARL’S JR. AND HARDEE’S FOR THE 14TH CONSECUTIVE PERIOD

     CARPINTERIA, Calif. – August 18, 2004 – CKE Restaurants, Inc. (NYSE: CKR) announced today period seven same-store sales, for the four weeks ended August 9, 2004, for Carl’s Jr.® and Hardee’s®.

	Period 7		Second Quarter		Fiscal Year to Date
Brand	FY 2005	FY 2004	FY 2005	FY 2004	FY 2005	FY 2004
Carl’s Jr.	+6.4%	+4.6%	+8.1%	+2.3%	+9.0%	+0.8%
Hardee’s	+6.1%	+2.6%	+6.2%	+1.0%	+9.3%	-1.7%

     Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer, said, “The same-store sales increases for Period 7 represent fourteen consecutive periods of positive same-store sales for the company’s two major brands – Carl’s Jr. and Hardee’s.”

     ” At Carl’s Jr., the continuing appeal of several products introduced at the start of summer helped fuel the 6.4 percent same-store sales increase in period seven. Specifically, the brand was promoting The 1 lb. Double Six Dollar Burger™, the Low Carb Charbroiled Chicken Club™, and two new entrée salads, the BBQ Ranch Charbroiled Chicken Salad™ and the Mandarin Charbroiled Chicken Salad™, throughout the most recent period. For the 11th consecutive period, average unit volumes were higher than any comparable period in at least a decade.” For the second quarter, revenues from company-operated Carl’s Jr. restaurants (exclusive of all Franchise related revenues and royalties) were approximately $129.4 million.

     “Hardee’s also continued its positive same-store sales growth with a 6.1 percent increase over the prior year, further demonstrating the on-going popularity of the brand’s

100% Angus beef Thickburger™ line and Made-from-Scratch™ biscuits. The brand also benefited from the introduction of the second offering in Hardee’s line of new Breakfast Bowls, the Loaded Biscuit and Gravy Breakfast Bowl™. For the thirteenth consecutive period, Hardee’s average unit volumes were higher than any comparable period since 1999. For the second quarter, revenues from company-operated Hardee’s restaurants (exclusive of all Franchise related revenues and royalties) were approximately $140.5 million.

     For the second quarter, consolidated revenues from company-operated restaurants, (exclusive of all Franchise related revenues and royalties) were approximately as follows:

Carl’s Jr.	$129.4 million
Hardee’s	$140.5 million
La Salsa	$ 11.5 million
Other	$ 0.3 million

Total	$281.7 million

     Same-store sales results for the eighth period of fiscal year 2005, ending Sep 6, 2004, will be reported on or about Sep 15, 2004.

     As of the end of the first quarter on May 17, 2004, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,222 franchised or company-owned restaurants in 44 states and in 14 countries, including 1,016 Carl’s Jr.® restaurants, 2,081 Hardee’s® restaurants and 106 La Salsa Fresh Mexican Grill® restaurants.

SAFE HARBOR DISCLOSURE

     Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

     Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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